Deed of Variation



between

Huntingdon Life Sciences Limited
as the Company


and


Huntingdon Life Sciences Group plc



and


Christopher Cliffe
as the Director

THIS DEED is dated the 7th day of  August 1998 and made

BETWEEN:

(1) Hungtindon Life Sciences Limited ("the Company"), registered in England and Wales and having its registered office at Wooley Road, Alconbury, Huntingdon, Cambs PE17 5HS;

(2) Huntingdon Life Sciences Group plc ("HSLG plc") registered in England and Wales and having its registered office at Wooley Road, Alconbury, Huntingdon, Cambs PE17 5HS; and

(3) Christopher Cliffe ("the Director") of Delamere, Cutler's Green, Thaxted, Dunmow, Essex CM6 2PZ.

BACKGROUND

The Director is currently employed by the Company and is entering into this Agreement to vary his existing service agreement with the Company such that his employment with the Company will terminate by mutual consent on 31 December 1998. For the avoidance of doubt, in respect of matters to which this Deed relates it will supersede his existing terms and conditions of employment, but otherwise the existing terms and conditions will remain unchanged.

For the mutual considerations contained in this Agreement and the attached compromise agreement taken together THE PARTIES AGREE THAT:

1. This agreement is expressly conditional on the completion of the cash subscription and open offer for new shares in HLSG plc in September 1998.

2. Unless the context otherwise requires in this Agreement the following words and phrases have the following meanings given below:

(A) "Associated Company" means any holding company (as defined in section 736 of the Companies Act 1985) of the Company and any company of which the Company, any such holding company, or any subsidiary (as defined in section 736 of the Companies Act
          1985) of the Company or any such holding company, holds or controls more than 20% in nominal value of the equity share capital;

(B) "Group" means the Company and any Associated Company and "Group Company' shall be construed accordingly; and

(C) :Service Contract" means the contract of employment entered into by the Director and the Company dated 15 March 1993 (as amended on 31 May 1994, 05 October 1994, 10 March 1995 and 05 March 1997);

3. It is hereby agreed that the employment of the Director with the Company will terminate on 31 December 1998 with immediate effect and without any notice or further payment (save as specified below) from the Company or any Group Company. The Director will continue to receive his salary and other contractual benefits until that date.

4. It is agreed that, whilst the Director will remain in employment until 31 December 1998, the Company may, at its discretion, assign to the Director some or none of the duties under his Service Contract and may require the Director not to attend at the Company's premises for some or none of the period. Such instructions from the Company shall not constitute a breach of the Service Contract.

5. The Company agrees to give further consideration to ways in which the Director will be given financial incentives to maximize the profitability of the Company and/or any Group Company and the value of its assets during the period until the termination of his employment.

6. As soon as is reasonably practicable and, in any event, within 14 days of the termination of employment of the Director on the date referred to in paragraph 3 above, both parties will enter into a comprising agreement in the form attached hereto. Under the terms of that agreement The Company will pay to the Director the sum of (pound)250,000 )less such tax and national insurance as is properly deductible therefrom) which the parties acknowledge is in consideration for the variation in the rights of the Director under the terms of the Service Contract and loss of employment.

7. The Director hereby confirms that he has, as at the date of this Agreement, taken independent legal advice on the implications of signing a compromise agreement in the attached form.

8. It is hereby agreed that all provisions in the Service Agreement, the agreement between the Director and HLSG plc dated 31 May 1994, and the agreement made between the Company, the Director and HLSG plc dated 10 March 1995 relating to payments to the Director on a change of control are hereby deleted with immediate effect.

9. The Director will, immediately upon termination of his employment, sign and date a letter resigning all directorships he holds in the Company or any Group Company with immediate effect in the form attached hereto. Should the Director fail to do so within seven days of the date of termination of employment the Company is hereby irrevocably authorised to appoint a person in his name and on his behalf to execute any documents and to do all things requisite to give effect thereto.

10. The Company agrees that it will consult with the Director prior to any announcement being made within the Group or externally concerning the termination of his employment.

11. The Director acknowledges that he has not and will not receive any payment from the Company or any Group Company in respect of his loss of office as director of the Company or any Group Company as contemplated by paragraph 9 above.

12. This Deed shall be governed by and interpreted in accordance with the English Law.

IN WITNESS whereof this Deed has been entered into the day and year first before written.

SIGNED by                           (Director)       )
and                                 (Secretary)      )
and thereby executed by HUNTINGDON                   )
LIFE SCIENCES LIMITED                                )
as its Deed                                          )



SIGNED by                           (Director)       )
and                                 (Secretary)      )
and thereby executed by HUNTINGDON                   )
LIFE SCIENCES GROUP PLC                              )
as its Deed                                          )



SIGNED AS A DEED AND DELIVERED                       )
By the said CHRISTOPHER FREDERICK                    )
CLIFFE                                               )
In the presence of



Name:

Address:

Occupation:

                                WITHOUT PREJUDICE
                               SUBJECT TO CONTRACT


DRAFT COMPROMISE AGREEMENT

This Agreement is made the [insert date of completion] between Huntingdon Life Sciences Limited (the "Company") and Christopher Cliffe ("the Employee").

1. Following the termination of the employment of the Employee with the Company on 31 December 1998 the Company will within 14 days of the later of (a) the date of this Agreement; and (b) the Employee's compliance with paragraph 3 below pay to the Employee the sum of (pound)250,000 (less such income tax and national insurance if any as the Company is obliged by law to deduct and less any outstanding sums owed by the Employee to the Company for example by way of loan) by way of compensation for loss of employment.

2. The Employee hereby agrees to be responsible of the payment of any tax in respect of the sum payable under paragraph 1 (other than for the avoidance of doubt, any tax withheld by the Company in paying the sum to the Employee) and the Employee hereby agrees to indemnify the Company and any other company in the group of companies of which the Company is a member ("group Company") and keep the Company and all other Group Companies indemnified on a continuing basis against any claim or demand which is made against the Company and/or any Group Company in respect of any liability of the Company and/or any Group Company to deduct an amount if tax or an amount in respect of tax from the payment made under this Agreement, including any interest or penalties imposed in connection therewith and including, but without prejudice to the generality of the foregoing, any claim or demand made in respect of United Kingdom Income Tax or PAYE.

3. Before payment under paragraph 1 is made the Employee shall return to the Company any remaining property belonging to the Company which has been in his possession or under his control, including (without limitation) the facsimile machine, credit card, keys, and other documents (whether confidential or not) or any other property in his possession or under his control by reason of his employment with the Company (and any copies of any of the foregoing) and the Company shall not unreasonably withhold its confirmation that all such property has been returned.

4. The arrangements et out in this Agreement are in full and final settlement of all or any claims, costs, expenses or rights of action of any kind whatsoever or howsoever arising (whether arising under common law, statute or otherwise and whether arising in the United Kingdom or in any other country in the world and including, but not limited to, any claims under the Equal Pay Act 1970, Sex
         Discrimination   Act   1975,Race   Relations  Act  1976,   Trade Union
         and  Labour   Relations (Consolidation)  Act 1992,  Employment Rights
         Act 1996, Disability Discrimination Act 1995 or in respect of which a Conciliation Officer is authorised to act or any claims arising under any directive or other legislation applicable in the United Kingdom by virtue of the United Kingdom's membership of the European Union which the Employee has or may have against the Company or any Group Company or against any employee, agent or office of the Company or Group Company and whether arising directly or indirectly out of or in connection with the Employee's contract of employment with the Company and any collateral contracts with any Group Company, their termination or otherwise.

5. The Employee hereby confirms that he continues to be bound by the terms of the restrictions contained in clause 9 of his contract of employment with the Company.

6. The Employee acknowledges that by reason of his continuing obligations of confidentiality he is obliged to keep the circumstances surrounding the termination of his employment and the terms of this Agreement confidential, but that nothing in this Agreement shall prevent either party from disclosing information as required by law or any self-regulatory organisation or in order to take professional advice or as ordered by a court of competent jurisdiction.

7. The Employee hereby warrants that he has not at any time committed a repudiatory breach of his contract of employment which would entitle the Company to terminate his employment without notice.

8. The Employee has received independent advice from [insert name of adviser] acting in [his/her] capacity as a qualified lawyer in the firm of [insert name of firm] who holds a current practising certificate as to the terms and effect of this Agreement and in particular its effect on the ability of the Employee to pursue his rights before an employment tribunal. There was in force when [adviser] gave the advice referred to in this paragraph a contract of insurance, or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of this advice.

9. This Agreement satisfies the conditions for regulating compromise agreements under the Sex Discrimination Act 1975, Race Relations Act 1976, Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996 and the Disability Discrimination Act 1995.

10. [Adviser] by signing this letter confirms to the Company that, to the best of [his/her] knowledge and belief, the statements set out in paragraphs 7 and 8 are correct.

11. The Employee shall on the date of his signature to this Agreement resign as a director of the Company and all other Group Companies in which he holds directorship in the form attached hereto.

This Agreement although marked "Without Prejudice" will upon signature by all of the parties be treated as an open document evidencing an agreement binding on the parties.


Signed.......................................
         For and on behalf of the Company

Dated    .......................................





Signed.......................................
         The Employee

Dated    .......................................




Signed.......................................
         [Adviser]

Dated    .......................................

To the Board of Directors
Huntingdon Life Sciences Group plc
Huntingdon Life Sciences Ltd
[insert names of other Group Companies in which directorships are held]








Dear Sirs

Huntingdon Life Sciences Group plc
Huntingdon Research Centre ltd
[insert names of other Group Companies in which directorships are held]


I hereby resign from the office of Director of the above companies with immediate effect, and I acknowledge and confirm that I have no claim of whatsoever kind outstanding for compensation or otherwise against the above companies, their servants, officers, agents or employees in respect of the termination of my directorships.

Yours faithfully







SIGNED and DELIVERED as a DEED      )
By CHRISTOPHER FREDERICK            )
CLIFFE                              )
In the presence of                  )